Exhibit (c)15

Citigroup Global Markets Inc. | Global Energy Group March 2019 Project Prairie Discussion Materials Strictly Private and Confidential

Proposed State / Local Regulations

Proposed Regulation	Impacted Area	Potential TGE Exposure	Description
Delaware River Basin Fracking Ban	New York, Pennsylvania, New Jersey, Delaware (Marcellus and Utica Shale Plays)	Low - Litigation is ongoing and impacted area represents a small subset of Marcellus and Utica resource areas	The Delaware River Basin Commission ("DRBC") is a legislated regional body tasked to oversee the river system's planning, development and regulation for water resource management Due to concerns with water use and impact to water quality, the DBRC has proposed a ban on hydraulic fracturing completion techniques for new wells drilled in the region Area landowners have responded by filing a lawsuit to block the proposed ban, claiming the DRBC lacks authority to block drilling
North Dakota Pipeline Environmental Impacts	North Dakota (Williston Basin)	Low - DAPL placed in-service May 2017	Recent challenges to the Army Corps of Engineers' environmental impact studies and permitting required for new pipeline projects have impeded the approval and construction of new projects (including Energy Transfer's Dakota Access Pipeline ("DAPL")) Aside from the impact to timing, subsequent reviews of these challenges have not resulted in material impacts to project scope
Canada Pipeline Environmental Impacts	Canada (Alberta and Williston Basins)	Medium - Trans Mountain Pipeline project is on-hold; however, there is potential for favorable impacts to TGE supply/demand dynamics	Recent challenges to the thoroughness of government regulators' environmental impact studies, consultation with tribal stakeholders and permitting of new pipeline projects have impeded the approval and construction timing and actionability of new projects (including the Canadian government-owned Trans Mountain Pipeline)
Oklahoma SWD Concerns	Oklahoma (SCOOP, STACK, Woodford, and Anadarko Basin)	Low - Risk of future litigation is mitigated by new operator protocols issued. Oklahoma basins are not currently a source of production for TGE crude and natural gas transportation	Without accepting liability, three oil companies recently settled with plaintiffs in a class-action lawsuit claiming saltwater disposal well operations led to earthquakes impacting Oklahoma communities Under new protocols issued by the Oklahoma state government in February 2018, operators are required to maintain access to a seismic array with real-time information on earthquakes. The rules lower the threshold of earthquake magnitude for which an operator must take action to mitigate, and require some operators to pause operations the event of an earthquake of 2.5 magnitude

Source: State and Local regulators.

1

citi

Methane / Flaring Regulations Regulation Impacted Area Potential TGE Exposure Description In January 2016, the Department of the Interior instructed the Bureau of Land Management to insitutue new rules limiting the venting and flaring of natural gas Low—Federal Venting / Flaring Regulation United States Pro-industry regulations In March 2017, federal executive order reversed these restrictive enacted regulations and empowered states to maintain standards for operators, citing “regulatory burdens that unnecessarily encumber energy production, constrain economic growth, and prevent job creation” Colorado: In early 2014, Colorado fully adopted the EPA’s standards for venting/flaring and became the fist state to regulate methane emissions from oil and gas drilling North Dakota: Producers are required to submit plans for capturing gas and are limited on the percentage of gas burned as waste; Low—additionally, visible emissions must not exceed 20% opacity State dependent, though State Venting / Flaring Regulation Subject to Individual State Laws federal precedent is Wyoming: Flaring must incorporate Best Available Control favorable Technology (“BACT”); flaring or venting must be reported monthly and include duration and total estimated volume of gas Pennsylvania: Operators must direct all pipeline-quality gas into a pipeline for sales; any gas not captured and put into the sales pipeline may not be vented and must be flared Source: Bureau of Land Management, Environmental Protection Agency, state regulators. 2

IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the “promotion or marketing” of any transaction contemplated hereby (“Transaction”). Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. In any instance where distribution of this communication is subject to the rules of the US Commodity Futures Trading Commission (“CFTC”), this communication constitutes an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument. Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the information contained herein and the existence of and proposed terms for any Transaction. Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction. We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided. Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time. Although this material may contain publicly available information about Citi corporate bond research, fixed income strategy or economic and market analysis, Citi policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances. © 2019 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. Citi believes that sustainability is good business practice. We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions. Citi’s Sustainable Progress strategy focuses on sustainability performance across three pillars: Environmental Finance; Environmental and Social Risk Management; and Operations and Supply Chain. Our cornerstone initiative is our $100 Billion Environmental Finance Goal – to lend, invest and facilitate $100 billion over 10 years to activities focused on environmental and climate solutions.